Exhibit 4.3

2022 Inducement Plan

Form of Global RSU Grant Package

FRESHWORKS INC.

RSU AWARD GRANT NOTICE

(2022 INDUCEMENT PLAN)

Freshworks Inc. (the “Company”) has awarded to you (“Participant”) the number of restricted stock units specified and on the terms set forth below (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein, in the Freshworks Inc. 2022 Inducement Plan (the “Plan”) and in the Global RSU Award Agreement (the “Agreement”), as well as any additional terms and conditions for your country set forth in the attached appendix (the “Appendix”), all of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:	[25% of the restricted stock units subject to the RSU Award shall vest on the first anniversary of the Vesting Commencement Date, and 6.25% of the restricted stock units subject to the RSU Award shall vest on each quarterly vesting date thereafter until the RSU Award is fully vested, subject to Participant’s Continuous Service through each vesting date.]

Issuance Schedule:	Subject to any Capitalization Adjustment, one share of Common Stock will be issued at the time set forth in Section 6 of the Agreement for each restricted stock unit which vests.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan, the Agreement and the Appendix, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice, the Agreement and the Appendix (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•

You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•

The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you.

FRESHWORKS INC.:	PARTICIPANT:

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS: Global RSU Award Agreement, Appendix, 2022 Inducement Plan

Attachment I

FRESHWORKS INC.

GLOBAL RSU AWARD AGREEMENT

(2022 INDUCEMENT PLAN)

As reflected by your RSU Award Grant Notice (“Grant Notice”), Freshworks Inc. (the “Company”) has granted you a RSU Award under the Freshworks Inc. 2022 Inducement Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). This RSU Award is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. The terms of your RSU Award as specified in this Global RSU Award Agreement (this “Agreement”), including any additional terms and conditions for your country set forth in the attached appendix hereto (the “Appendix”), and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1. GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award;

(b) Section 9(e) of the Plan regarding the Company’s or an Affiliate’s retained rights to terminate your Continuous Service notwithstanding the grant of the RSU Award; and

(c) Section 8 of the Plan regarding the tax consequences of your RSU Award.

Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice, as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Notwithstanding the foregoing, the Company, in its sole discretion, may settle the RSU Award in cash if necessary or appropriate for legal or administrative reasons subject to Applicable Law. Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3. DIVIDENDS. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.

4. WITHHOLDING OBLIGATIONS.

(a) You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate to which you provide services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, its grant, its vesting, the issuance of shares of Common Stock in its settlement, the subsequent sale of shares of Common Stock and the payment of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the RSU Award or any aspect of the RSU Award to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangement satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. To that end, by accepting your RSU Award, you authorize the Company and/or the Service Recipient, at its discretion, to satisfy its withholding obligation for Tax-Related Items by the following means (or by a combination of the following means):

(i) Requiring you to pay any portion of the Tax-Related Items in cash;

(ii) Withholding from any compensation otherwise payable to you by the Company or the Service Recipient;

(iii) Withholding shares of Common Stock otherwise issuable to you in connection with the RSU Award, provided that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee;

(iv) Requiring you to sell a number of the shares of Common Stock delivered to you pursuant to Section 6 hereof in connection with the vesting of the Restricted Stock Units, as determined in accordance with the procedures specified in Section 4(c) below (“Sell to Cover”); and/or

(v) Any other method determined by the Company and permitted by Applicable Law.

(c) If the Company and/or the Service Recipient, at its discretion, satisfies its withholding obligation for Tax-Related Items by Sell to Cover, you further acknowledge and agree to the following provisions:

(i) You hereby irrevocably appoint E*TRADE, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as your agent (the “Agent”), and you authorize and direct the Agent to sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the date on which the shares of Common Stock are delivered to you pursuant to Section 6 hereof in connection with the vesting of the Restricted Stock Units, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover (A) the satisfaction of Tax-Related Items arising from the vesting of those Restricted Stock Units and the related issuance of shares of Common Stock to you, and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto.

(ii) You acknowledge that the Agent is under no obligation to arrange for the sale of Common Stock at any particular price under this Section 4(c) and that the Agent may effect sales as provided in this Section 4(c) in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. You further acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with Sell to Cover, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, you acknowledge that it may not be possible to sell shares of Common Stock as provided for in this Section 4(c) due to (i) a legal or contractual restriction applicable to you or the Agent, (ii) a market disruption, (iii) a sale effected pursuant to this Section 4(c) that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act or (iv) rules governing order execution priority on the national exchange where the Common Stock may be traded. In the event of the Agent’s inability to sell shares of Common Stock, you will continue to be responsible for the timely payment to the Company or Service Recipient of all Tax-Related Items that are required by Applicable Law to be withheld.

(iii) You acknowledge that regardless of any other term or condition hereof, the Agent will not be liable to you for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(iv) You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 4(c). The Agent is a third-party beneficiary of this Section 4(c).

(d) The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including minimum and maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) from the Company or the Service Recipient; otherwise, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the local tax authority. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(e) You agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock, or proceeds from the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

5. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, financial and/or legal advisors regarding the tax and legal consequences of this RSU Award before taking any action related to the Plan and, by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own liability that may arise as a result of your participation in the Plan. As a condition to accepting the RSU Award, you hereby agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award.

6. DATE OF ISSUANCE.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with U.S. Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations for Tax-Related Items, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under the Plan or any different provisions in the Grant Notice). Each issuance date determined by this section is referred to as an “Original Issuance Date.”

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and

(ii) either (1) a withholding obligation does not apply, or (2) the Company and/or Service Recipient decides, prior to the Original Issuance Date, (A) not to satisfy its obligation for Tax-Related Items by withholding shares of Common Stock otherwise issuable to you on the Original Issuance Date under this RSU Award, (B) not to permit you to satisfy your Tax-Related Items pursuant to your Sell to Cover election and (C) not to permit you to pay your Tax-Related Items in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs, or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this RSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).

(c) To the extent the RSU Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

7. LEAVE OF ABSENCE.

(a) During any Company-approved leave of absence (“LOA”), the vesting of the Restricted Stock Units shall be suspended after the leave of absence exceeds a period of ninety (90) days (or such longer period as required by Applicable Law). Vesting of the Restricted Stock Units shall resume upon the termination of your leave of absence and return to service to the Company and/or its Affiliates. The vesting schedule of the Restricted Stock Units shall be extended by the length of the suspension, subject to Applicable Law.

(b) You will be deemed to remain in Continuous Service during any LOA only through your Expected Return Date (as defined below), unless your Continuous Service is otherwise terminated for any reason prior to the Expected Return Date; provided, however, that if you notify the Company or the Service Recipient prior to the Expected Return Date (and prior to any earlier termination of Continuous Service) that you do not intend to resume employment or other eligible service with the Company or an Affiliate on or prior to the Expected Return Date (such notification, a “Notification”, and the date of such Notification, the “Notification Date”), then you will be deemed to remain in Continuous Service during the LOA only through the Notification Date. If you fail to report to work on the Expected Return Date, or if you provide a Notification prior to the Expected Return Date, then, on the Expected Return Date or the earlier Notification Date, as applicable, (i) your Continuous Service will be deemed terminated and (ii) vesting of your RSU Award will cease immediately, in each case except to the extent required by Applicable Law. The first scheduled workday immediately following the Company-approved expiration date of the LOA or, if earlier, the date on which you actually return to employment or other eligible service with the Company or the Service Recipient is the “Expected Return Date”.

(c) The Board, Committee or the heads of the Company’s legal and human resources departments may make exceptions to the foregoing with respect to LOAs to comply with Applicable Law, in cases where the application of the foregoing would not be in the interests of the Company or any Affiliate, or otherwise to the extent it deems necessary or advisable in its discretion.

(d) Nothing in the RSU Award Agreement will confer upon you any right to remain in Continuous Service (or any other service) for any duration or to interfere with or otherwise restrict in any way the rights of the Company or any Affiliate to terminate your Continuous Service (or any other service) at any time for any reason, with or without cause.

8. TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

9. CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10. SEVERABILITY. If any part of the RSU Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the RSU Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of the RSU Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11. WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of the RSU Award Agreement shall not operate or be construed as a waiver of any other provision of the RSU Award Agreement, or of any subsequent breach of the RSU Award Agreement.

12. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your RSU Award. Specifically, the Company may in its sole discretion decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

13. AMENDMENT; IMPOSITION OF OTHER REQUIREMENTS. The RSU Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, the RSU Award Agreement may be amended solely by the Board by a writing which specifically states that it is amending the RSU Award Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent.

Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of the RSU Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the RSU Award as a result of any change in Applicable Law or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the RSU Award which is then subject to restrictions as provided herein. Further, the Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14. COMPLIANCE WITH SECTION 409A OF THE CODE. This RSU Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in U.S. Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the RSU Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this RSU Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the RSU Award is deferred compensation subject to Section 409A and you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

15. CHOICE OF LAW. The interpretation, performance and enforcement of the RSU Award Agreement shall be governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceeding brought to enforce the RSU Award Agreement, relating to it, or arising from it, the parties hereby submit to the sole and exclusive jurisdiction of the courts of San Mateo County or the federal courts for the United States for the Northern District of California, and no other courts where this grant is made and/or to be performed.

16. APPENDIX. Notwithstanding any provisions in this Agreement, your RSU Award shall be subject to any additional or different terms and conditions set forth in the Appendix for your country attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the additional or different terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of the RSU Award Agreement.

17. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

18. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable tax consequences, please see the Prospectus.

Attachment II

APPENDIX

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSU Award granted to you under the Plan if you reside and/or work outside the United States.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, it its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control, tax, and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information contained herein as the only source of information relating to the consequences of your participation in the Plan, because the information may be out of date by the time you vest in the RSU Award or sell any shares of Common Stock acquired at vesting of the RSU Award.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the Applicable Law in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

GENERAL NON-U.S. TERMS AND CONDITIONS

1. NATURE OF GRANT. By accepting your RSU Award, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b) the grant of your RSU Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or other equity awards or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c) all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;

(d) the RSU Award and your participation in the Plan shall not create a right to employment or other service relationship with the Company;

(e) you are voluntarily participating in the Plan;

(f) the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g) the RSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) unless otherwise agreed with the Company in writing, the RSU Award and the shares of Common Stock subject to the RSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;

(i) the future value of the shares of Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(j) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your RSU Award or of any amounts due to you pursuant to the vesting of your RSU Award or the subsequent sale of any shares of Common Stock received;

(k) for the purposes of your RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in the RSU Award Agreement or determined by the Company, your right to vest in the RSU Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a LOA); and

(l) no claim or entitlement to compensation or damages shall arise from forfeiture of this RSU Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any).

2. DATA PRIVACY.

(a) You explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Service Recipient, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Service Recipient, the Company and its other Affiliates hold certain personal information about you, including, but not limited to, name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering your participation in the Plan. You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of your participation in the Plan, that these recipients may be located in your country or elsewhere, in particular in the U.S., and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of your RSU Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consents, your employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant the RSU Award or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing the consents may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact in writing your local human resources representative.

(b) Notwithstanding Section 2(a) above, for the purposes of operating the Plan in the European Economic Area / European Union member states, Switzerland, and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice then in effect.

3. LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of the RSU Award Agreement. If you have received the RSU Award Agreement, or any other document related to this RSU Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4. INSIDER TRADING RESTRICTIONS / MARKET ABUSE LAWS. You acknowledge that, depending on your country or the Agent’s country, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to directly or indirectly accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock, or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Trading Policy, or any other applicable insider trading policy then in effect. You acknowledge that you are responsible for complying with any applicable restrictions and are encouraged to speak with your personal legal advisor for further details regarding any applicable insider-trading and/or market abuse laws in your country.

5. FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The Applicable Law in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

AUSTRALIA

Terms and Conditions

AUSTRALIA OFFER DOCUMENT. The Company is pleased to provide you with this offer to participate in the Plan. This offer sets out information regarding the RSU Award to Australian resident Participants. This information is provided by the Company to ensure compliance of the Plan with the Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

In addition to the information set out in the RSU Award Agreement (including this Appendix), you are also being provided with copies of the following documents:

(a)	the Plan;

(b)	the Prospectus; and

(c)	the Employee Information Supplement for Australia.

(collectively, the “Additional Documents”).

The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan. Neither the Plan nor the Prospectus is a prospectus for the purposes of the Corporations Act 2001.

You should not rely upon any oral statements made in relation to this offer. You should rely only upon statements contained in the RSU Award Agreement (including this Appendix) and the Additional Documents when considering participation in the Plan.

Notifications

TAX INFORMATION. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

SECURITIES LAW INFORMATION. Investment in shares of Common Stock involves a degree of risk. Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set forth below and in the Additional Documents.

The information herein is general information only. It is not advice or information that takes into account your personal objectives, financial situation and needs. You should consider obtained your own financial product advice from a person who is licensed by ASIC to give such advice.

ADDITIONAL RISK FACTORS FOR AUSTRALIAN RESIDENTS. You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of shares. For example, the price at which the Common Stock is quoted on the Nasdaq Global Select Market may increase or decrease due to a number of factors. There is no guarantee that the price of the Common Stock will increase. Factors that may affect the price of the Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will included in the Company’s Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K. Copies of these reports will be available at www.sec.gov/, on the Company’s website, and upon request to the Company.

In addition, you should be aware that the Australian dollar value of Common Stock acquired at vesting will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

COMMON STOCK IN A U.S. CORPORATION. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of the Company’s Common Stock is entitled to one vote for every share of Common Stock.

Dividends may be paid on the Common Stock out of any funds of the Company legally available for dividends at the discretion of the Board.

The Common Stock is traded on the Nasdaq Global Select Market in the United States of America under the symbol “FRSH”.

The Common Stock is not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

ASCERTAINING THE MARKET PRICE OF SHARES. You may ascertain the current market price of the Common Stock as traded on the Nasdaq Global Select Market under the symbol “FRSH” at https://www.nasdaq.com/. The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

This will not be a prediction of what the market price per share of Common Stock will be when the Restricted Stock Units vest or when shares of Common Stock are issued or of the applicable rate on the actual vesting date or the date of share issuance.

EXCHANGE CONTROL INFORMATION. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. You understand that if an Australian bank is assisting with the transaction, the bank will file the report on your behalf. You further understand if there is no Australian bank involved in the transfer, you will have to file the exchange control report.

CANADA

Terms and Conditions

SETTLEMENT OF RSU AWARD. Notwithstanding any terms or conditions of the Plan or the RSU Award Agreement to the contrary, the RSU Award will be settled in shares of Common Stock, not cash.

TERMINATION. The following provisions replace Section 1(k) of this Appendix in its entirety:

for purposes of the RSU Award, your Continuous Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or other service agreement, if any) as of the date that is the earlier of (i) the date your Continuous Service terminates, and (ii) the date on which you receive notice of termination of your Continuous Service. In either case, the date shall exclude any period during which notice, pay in lieu of such notice or related payments or damages are provided or required to be provided under Applicable Law. For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the RSU Award, if any, will terminate effective upon the expiry of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the statutory notice period, nor will you be entitled to any compensation for lost vesting; and

The following terms and conditions apply to Participants resident in Quebec:

LANGUAGE. The parties acknowledge that it is their express wish that the RSU Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

DATA PRIVACY. The following provisions supplement Section 2 of this Appendix:

You hereby authorize the Company or any Affiliate, including the Service Recipient, and any agents or representatives to (i) discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and (ii) disclose and discuss any and all information relevant to the Plan with their advisors. You further authorize the Company or any Affiliate, including the Service Recipient, and any agents or representatives to record such information and to keep such information in your employee file.

Notifications

SECURITIES LAW INFORMATION. You are permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside Canada through the facilities of the exchange on which the shares of Common Stock are then listed.

FRANCE

Terms and Conditions

LANGUAGE CONSENT. By accepting the RSU Award, you confirm having read and understood the documents related to the RSU Award (the Plan and the RSU Award Agreement) which were provided in the English language. You accept the terms of these documents accordingly.

Consentement à la Langue Utilisée. En acceptant l’attribution de droits sur des actions assujettis à restrictions (RSU Award, l’ « Attribution de RSU »), vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan et le Contrat d’Attribution de RSU) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

TAX INFORMATION. The Restricted Stock Units are not intended to qualify for special tax or social security treatment in France.

GERMANY

Notifications

EXCHANGE CONTROL INFORMATION. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you receive a payment in excess of EUR 12,500 in connection with the sale of shares of Common Stock acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

INDIA

Notifications

EXCHANGE CONTROL INFORMATION. Indian residents are required to repatriate the proceeds from the sale of shares of Common Stock to India within specified timeframes. You must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation. It is your responsibility to comply with these requirements. Neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from your failure to comply with any Applicable Law.

IRELAND

Notifications

DIRECTOR NOTIFICATION OBLIGATION. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliate in writing if they receive or dispose of an interest in the Company representing more than 1% of the Company’s voting share capital (e.g., RSU Award, shares of Common Stock, etc.), if they become aware of the event giving rise to the notification requirement or if they become a director or secretary if such an interest exists at the time. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Terms and Conditions

RESTRICTION ON SALE OF SHARES. The RSU Award is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and you will not be able to make any subsequent offer to sell or sale of the Common Stock in Singapore, unless such offer or sale is made (i) after six months from the Date of Grant; (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA; or (iii) pursuant to, and in accordance with, the conditions of any applicable provision of the SFA.

Notifications

SECURITIES LAW INFORMATION. The offer of the Plan, the RSU Award, and the issuance of the underlying Common Stock at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

DIRECTOR NOTIFICATION OBLIGATION. If you are a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., RSU Award or shares of Common Stock) in the Company or any Affiliate within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director, associate director or shadow director.

UNITED KINGDOM

Terms and Conditions

SETTLEMENT OF RSU AWARD. Notwithstanding any terms or conditions of the Plan or the RSU Award Agreement to the contrary, the RSU Award will be settled in shares of Common Stock, not cash.

WITHHOLDING OBLIGATIONS. The following provisions supplement Section 4 of the Agreement:

Without limitation to Section 4 of the Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax-Related Items as and when requested by the Company or (if different) the Service Recipient or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the indemnification provision in Section 4 of the Agreement, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items as it may be considered to be a loan. In this case, the amount of any income tax due but not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs may constitute an additional benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Service Recipient the amount of any employee NICs due on this additional benefit, which the Company and/or the Service Recipient may recover at any time by any of the means referred to in Section 4 of the Agreement.

JOINT ELECTION TO TRANSFER EMPLOYER NICS LIABILITY. You agree to accept liability for any secondary Class 1 NICs that may be payable by the Service Recipient in connection the RSU Award and any event giving rise to Tax-Related Items (the “Employer NICs”). You agree that the Employer NICs may be collected by the Company or, if different, the Service Recipient using any of the methods described in

Section 4 of the Agreement. Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Service Recipient (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other elections as may be required by any successor to the Company and/or the Service Recipient for the purpose of continuing the effectiveness of your Joint Election.

If you do not enter into the Joint Election, if approval of the Joint Election has been withdrawn by HMRC, if the Joint Election is revoked by the Company or Service Recipient (as applicable), or if the Joint Election is jointly revoked by you and the Company or Service Recipient (as applicable), the Company, in its sole discretion and without any liability to the Company or the Service Recipient, may choose not to issue or deliver any shares of Common Stock or proceeds from the sale of shares to you upon the vesting of the Restricted Stock Units.

Attachment III

FRESHWORKS INC.

2022 INDUCEMENT PLAN